Richard L. Bready, Chairman and CEO
Edward J. Cooney, Vice President and Treasurer
(401) 751-1600

IMMEDIATE

NORTEK ANNOUNCES CLOSING OF
SENIOR NOTES OFFERING

PROVIDENCE, RI, November 23, 2010-Nortek, Inc. (“Nortek”) (OTC QB: NTKS) today announced the closing of the private placement of $250.0 million aggregate principal amount of 10% Senior Notes due 2018 (the “Notes”). The Notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each of Nortek's current and future domestic subsidiaries that guarantee Nortek's obligations under its asset-based revolving credit facility. The net proceeds of the Notes will be used for general corporate purposes, including, but not limited to, acquisitions complementary to Nortek's existing lines of business.
The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Nortek* is a leading diversified global manufacturer of innovative, branded residential and commercial ventilation, HVAC and home technology convenience and security products. Nortek offers a broad array of products, including: range hoods, bath fans, indoor air quality systems, medicine cabinets and central vacuums, heating and air conditioning systems, and home technology offerings, including audio, video, access control, security and other products.

* As used herein, the term “Nortek” refers to Nortek, Inc., together with its subsidiaries, unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations, each of which manages its own affairs.

This press release contains forward-looking statements. These statements are based on Nortek's current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors impacting such forward-looking statements include the availability and cost of certain raw materials (including, among others, steel, copper, packaging materials, plastics, resins, glass, wood and aluminum) and purchased components, freight costs, the level of domestic and foreign construction and remodeling activity affecting residential and commercial markets, interest rates, employment levels, inflation, foreign currency fluctuations, consumer spending levels, exposure to foreign economies, the rate of sales growth, prices, product and warranty liability claims, the ability to meet the listing requirements of the New York Stock Exchange and acquisitions, dispositions, restructurings, business shutdowns and integrations. Nortek undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For further information, please refer to the reports and filings of Nortek with the Securities and Exchange Commission, including the Form 10 and the Quarterly Report on Form 10-Q for the quarter ended October 2, 2010.

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